Exhibit 10.26

Participants NOT Eligible for

Executive Severance and CIC Plan

Stock Option Award Agreement

(Nonstatutory Stock Option Under

Stericycle, Inc. 2017 Long-Term Incentive Plan)

Stericycle, Inc., a Delaware corporation (the Company), grants to the following employee of the Company or one of its Subsidiaries (Participant), as of the following grant date (the Grant Date), a nonstatutory stock option (the Option) to purchase the following number of shares of Common Stock (the Option Shares), at the following purchase price per share (the Exercise Price), exercisable in installments in accordance with the following and the other terms and conditions of this Award Agreement:

Participant:%%FIRST_NAME%-% %%LAST_NAME%-%

Grant Date:%%OPTION_DATE,’Month DD, YYYY’%-%

Number of Option Shares:%%TOTAL_SHARES_GRANTED,’999,999,999’%-%

Exercise Price Per Share:$$OPTION_PRICE,’999,999,999.9999’%-%

Vesting Schedule:[Insert Applicable Vesting Schedule]

Terms of Option

1.Plan. The Option has been granted under the Stericycle, Inc. 2017 Long-Term Incentive Plan (the Plan), which is incorporated into this Award Agreement by reference.  Unless otherwise provided herein, all capitalized terms used in this Award Agreement without being defined have the same meanings attributed to them in the Plan.

2.Vesting/Exercisability.  The Option shall vest and shall become exercisable with respect to the number of Option Shares subject thereto in accordance with the Vesting Schedule set forth above provided that Participant’s Termination Date has not occurred as of the applicable vesting date.  Any portion of the Option that is not vested and exercisable as of Participant’s Termination Date shall be forfeited and Participant shall have no further rights with respect thereto.  In no event shall the Option continue to vest after Participant’s Termination Date.  Notwithstanding the foregoing:

(a)The Option shall vest and shall become exercisable as to all Option Shares then subject to the Option upon Participant’s Termination Date if Participant’s Termination Date occurs on account of  death.

(b)The Option is subject to forfeiture and automatic cancellation as provided in the Employee Covenant Agreement referred to in Paragraph 7 of this Award Agreement. In addition, Participant may be required to repay the Company the net proceeds from the sale of any Option Shares as also provided in the Employee Covenant Agreement.

(c)If (i) a Change of Control occurs prior to the date on which the Option is fully vested, (ii) on or within 12 months following the Change of Control (the Protected

Period), Participant’s Termination Date occurs as a result of a Qualifying Termination (as defined in subparagraph (e)), and (iii) the Release Requirements (as defined in subparagraph (e)) are satisfied as of the date that is 60 days following Participant’s Termination Date, then the Option shall become fully vested with respect to all of the Option Shares subject thereto as of the Termination Date (to the extent not already vested).

(d)For purposes of this Award Agreement:

(i)A Qualifying Termination means the occurrence of Participant’s Termination Date by reason of (I) termination by the Company or a Subsidiary without Cause or (II) termination by Participant for Good Reason (as defined below).

(ii)Participant’s Termination Date shall be considered to have terminated for Good Reason if (A) without Participant’s consent, one or more of the following actions or omissions occurs: (I) a material reduction in Participant’s base salary as in effect immediately prior to the Change of Control, (II) Participant is required to be based at any office or location more than 50 miles from Participant’s office or location in effect immediately prior to the Change of Control, (III) any material diminution in Participant’s authority, duties or responsibilities as in effect immediately prior to the Change of Control, or (IV) any material breach of this Award Agreement or the Plan by the Company or the Committee, (B) Participant notifies the Company in writing of the event constituting Good Reason within 90 days after the occurrence of such event and within the Protected Period, (C) the Company has not cured the event constituting Good Reason within 30 days following receipt of the notice from Participant, and (D) Participant terminates employment within 5 days following expiration of the cure period.  For the avoidance of doubt, a delay in the delivery of a notice of Good Reason or in Participant’s termination following the lapse of the cure period shall constitute a waiver of Participant’s ability to terminate for Good Reason under this Award Agreement.

(iii)The Release Requirements will be satisfied as of any date provided that, as of such date, Participant (A) has timely delivered to the Company a general waiver and release of claims in favor of the Company and related parties (the Release) in such form provided by the Company in its sole discretion and with such terms and conditions (which shall include, but are not limited to, non-competition, non-solicitation, confidentiality, and other restrictive covenants, as well as the events that shall result in the forfeiture, recoupment, and/or claw-back of the benefits provided under this Award Agreement and the Plan) as are reasonably acceptable to the Company, (B) Participant does not revoke the Release, and (C) the revocation period related to such Release has expired.

3.Expiration.  The Option shall expire and shall no longer be exercisable after the Expiration Date as defined in the Plan (which generally provides that if the Participant’s

Termination Date occurs for any reason other than death, Disability, or Cause, the Expiration Date will be the 90th day after the Termination Date) but in no event later than the Latest Expiration Date as set forth above.  Notwithstanding the definition of Expiration Date under the Plan, however, if Participant’s Termination Date occurs on account of Retirement (as defined below), the Option shall remain exercisable until the earlier of the 12 month anniversary of Participant’s Termination Date or the Latest Expiration Date set forth above.  For purposes of this Agreement, Participant’s Termination Date shall be considered to have occurred on account of “Retirement” if his Termination Date occurs on or after the date that (a) he has attained age 65 or (b) he has attained 55 and completed at least 10 years of continuous service with the Company and its affiliates and provided that his Termination Date does not occur for any other reason other than Retirement (including termination for Cause).

4.Manner of Exercise. The Option may be exercised in respect of a whole number of Option Shares (and only in respect of a whole number) by written notice of exercise to the Committee (or its designee) at the Company’s principal executive offices (which are currently located at 28161 North Keith Drive, Lake Forest, Illinois 60045), which is received prior to the Option’s Expiration Date, together with (a) full payment of the Exercise Price of the Option Shares in respect of which the Option is exercised and (b) full payment of an amount equal to the Company’s federal, state and local withholding tax obligation, if any, in connection with the Option’s exercise.

In addition, the exercise of the Option shall be subject to any procedures and policies in effect at the time of exercise that the Committee has adopted to administer the Plan.

5.Manner of Payment. Subject to the following provisions, the full Exercise Price for Option Shares purchased upon the exercise of the Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described below, payment may be made as soon as practicable after the exercise).

Participant’s payment of the Exercise Price of the Option Shares in respect of which the Option is exercised shall be satisfied through the surrender of shares of Common Stock (or other amounts) to which Participant is otherwise entitled under the Plan (net withholding) unless Participant elects to pay such Exercise Price in cash or by tendering (including by way of a net exercise), by either actual delivery of shares or by attestation, shares of Common Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof; provided, however, that shares of Common Stock may not be used to pay any portion of the Exercise Price unless the holder thereof has good title, free and clear of all liens and encumbrances.

Participant may also elect to pay the Exercise Price (and any applicable withholding taxes) upon the exercise of an Option by irrevocably authorizing a third party approved by the Committee to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

Tax withholding obligations shall also be subject to Paragraph 6 of this Agreement.

6.Withholding.  This Award and all payments hereunder are subject to withholding of all applicable taxes. Any withholding obligations relating to this Award shall be satisfied through the surrender of shares of Common Stock (or other amounts) to which Participant is otherwise entitled under the Plan (net withholding) unless Participant elects to satisfy such withholding (a) through cash payment by Participant, (b) through the surrender of shares of Common Stock that Participant already owns, or (c) in accordance with Paragraph 5 hereof.  Notwithstanding the foregoing, previously-owned Common Stock that has been held by Participant or Common Stock to which Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact).

7.Employee Covenant Agreement. This Award Agreement and the grant of the Option are subject to Participant’s acceptance of and agreement to be bound by the Employee Covenant Agreement which has been provided or made available to Participant with this Award Agreement. The Company would not have granted the Option to Participant without Participant’s acceptance of and agreement to be bound by the Employee Covenant Agreement.

8.Transferability. The Option may not be transferred, assigned or pledged (whether by operation of law or otherwise), except (i) as provided by will or the applicable laws of intestacy or (ii) in accordance with Section 9.5 of the Plan. The Option shall not be subject to execution, attachment or similar process.

9.Interpretation/Administration. This Award Agreement is subject to the terms of the Plan, as the Plan may be amended, but except as required by applicable law, no amendment of the Plan after the Grant Date shall adversely affect Participant’s rights in respect of the Option without Participant’s consent.

If there is a conflict or inconsistency between this Award Agreement and the Plan, the terms of the Plan shall control. The Committee’s interpretation of this Award Agreement and the Plan shall be final and binding.

The authority to manage and control the operation and administration of this Award shall be vested in the Committee, and the Committee shall have all powers with respect to the Award and this Award Agreement as it has with respect to the Plan.  Any interpretation of this Award Agreement by the Committee and any decision made by it with respect to the Award or this Award Agreement is final and binding on all persons.

10.No Employment Rights. Nothing in this Award Agreement shall be considered to confer on Participant any right to continue in the employ of the Company or a Subsidiary or to limit the right of the Company or a Subsidiary to terminate Participant’s employment.

11.No Stockholder Rights. Participant shall not have any rights as a stockholder of the Company in respect of any of the Option Shares unless and until shares of Common Stock are issued to Participant following the exercise of the Option.

12.Governing Law. This Award Agreement shall be governed in accordance with the laws of the State of Illinois.

13.Binding Effect. This Award Agreement shall be binding on the Company and Participant and on Participant’s heirs, legatees and legal representatives.

14.Adjustment.  The Option, the number and kind of shares subject to the Option and the Exercise Price per share shall be subject to adjustment by the Committee in accordance with the terms of the Plan.